Exhibit 10.27.3.1

LOAN MODIFICATION

This Loan Modification is executed to be effective on the 30 th day of June, 2009 (the “Effective Date”) by and among ARTIC MANAGEMENT CORPORATION, a corporation incorporated under the laws of Panama (“Artic”), the address for which, for purposes hereof, is Attn: Matthias Eckenstein, Solothurnerstrasse 94, CH-4008, Basel, Switzerland, Prime Offshore L.L.C., a Delaware limited liability company (the “Borrower”) and PrimeEnergy Corporation, a Delaware corporation.

1.	Artic has executed the SUBORDINATION OF LIENS AND SECURITY INTEREST effective on the 30th of June, 2009, for the benefit of GUARANTY BANK, FSB, a federal savings bank.

2.	The borrower currently has existing debt of $9,500,000 due to Guaranty Bank and agrees it will not increase debt without the approval of Artic or until the Artic loan is paid in full.

3.	PrimeEnergy Corporation agrees it is obligated to pay the Artic loan in full after its existing bank debt is paid off and it will not secure debt in excess of $112 million dollars without the approval of Artic or until the Artic loan is paid in full.

4.	PrimeEnergy Corporation agrees the Artic loan is immediately due and payable if there is a change in control or management of PrimeEnergy Corporation.

5.	PrimeEnergy will provide a monthly statement of outstanding debt to Artic.

ARTIC MANAGEMENT CORPORATION

By:
Mathias Eckenstein President

PRIME OFFSHORE L.L.C.

By:
Beverly A. Cummings Chief Executive Officer

PRIMEENERGY CORPORATION

By:
Charles E. Drimal, Jr. Chief Executive Officer